Exhibit 23.1
December 18, 1998


Hein + Associates LLP
717 17th Street, Suite 1600
Denver, Colorado 80202

Gentlemen:

In connection with your consent for the Form S-8 Registration Statement, we confirm to the best of our knowledge and belief the following representations made to you.

1. We are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows, in conformity with generally accepted accounting principles.

2. We have reviewed our representation letter to you dated November 13, 1998 with respect to the audited financial statements for the period ended September 30, 1998. We now repeat those representations 1 through 22 and incorporate them herein.

3. There have been no Board of Directors meeting subsequent to October 13, 1998 other than December 10, 1998.

4. No events have occurred subsequent to September 30, 1998 that would require adjustment in the financial statements.


Very truly yours,


/s/Boyd E. Hoback
__________________
Boyd E. Hoback
President & Chief Executive Officer


/s/Sue Knutson
__________________
Sue Knutson
Controller